THE MGP INGREDIENTS, INC.
SHORT TERM INCENTIVE PLAN

(As Amended and Restated)
1.Background and Purpose.
1.1Purpose. The purpose of the MGP Ingredients, Inc. Short Term Incentive Plan (the “Plan”) is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals, as applicable.
1.2Effective Date. The Plan is effective as of January 1, 2025 (the “Effective Date”) and shall apply to Awards granted on or after the Effective Date. The Plan shall remain in effect until it has been terminated pursuant to Section 9.6.
2.Definitions. The following terms shall have the following meanings:
“Affiliate” means any corporation or other entity controlled by the Company.
“Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.
“Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Cash Bonus Pool” has the meaning set forth in Section 6.2.
“Cause” means:
(a)If the Participant is a party to an employment, change in control, severance or similar agreement with the Company or an Affiliate (any such agreement, a “Severance Agreement”) and such Severance Agreement provides for a definition of “Cause,” the definition contained therein, or in the absence of such an applicable Severance Agreement, the definition of “Cause” in the MGP Ingredients, Inc. Executive Severance Plan (the “Severance Plan”), if Participant is an eligible participant in the Severance Plan; or
(b)If no such Severance Agreement exists (or does not define Cause), and the Severance Plan does not apply to the Participant (or the Severance Plan does not define Cause), “Cause” shall mean:
(i)the Participant’s failure to substantially perform his or her duties after reasonable notice and opportunity to cure such failure to perform (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)the Participant’s engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;
(iii)the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company;

(iv)the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant’s ability to perform services for the Company or results in material harm to the Company or its Affiliates;
(v)the Participant’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(vi)the Participant’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.
“Change in Control” means any one of the following:
(a)An Exchange Act Person other than a Permitted Investor or Group consisting solely of one or more Permitted Investors becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the then-outstanding Shares or then-outstanding shares of the Company’s preferred stock (“Preferred Shares”), except that the following will not constitute a Change in Control;
(i)any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;
(ii)any formation of a Group consisting solely of beneficial owners of the Shares or Preferred Shares as of January 1, 2025; or
(iii)any repurchase or other acquisition by the Company of Shares or Preferred Shares that causes any Exchange Act Person to become the beneficial owner of 50% or more of the then-outstanding Shares or the then-outstanding Preferred Shares.
If, however, an Exchange Act Person referenced in clause (ii) or (iii) above acquires beneficial ownership of additional Shares or Preferred Shares after initially becoming the beneficial owner of 50% or more of the then-outstanding Shares or then-outstanding Preferred Shares by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(b)Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board within a twelve-month period.
(c)A (i) sale or other disposition of all or substantially all of the assets of the Company, or (ii) merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity ((i) or (ii) being a “Corporate Transaction”) is consummated, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Shares immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the common equity of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any “parent corporation” (as defined in Section 242(e) of the Code) of such entity) and (B) all or substantially all of the individuals and entities who were the beneficial owners of the Preferred Shares immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the preferred equity of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any “parent corporation” (as defined in Section 242(e) of the Code) of such entity), in each case in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Shares or Preferred Shares, as applicable.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Section 409A of the Code, no Change in Control shall be deemed to have occurred upon an event described in this section unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
“Committee” means the Human Resources and Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan pursuant to Section 3.1.
“Company” means MGP Ingredients, Inc., a Kansas corporation, and any successor thereto.
“Continuing Director” means an individual (i) who is, as of January 1, 2025, a director of the Company, or (ii) who becomes a director of the Company after January 1, 2025 and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause, (ii) an individual whose initial assumption of office occurs as the result of an actual or threatened proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.
“Disability” means, unless otherwise defined in a Severance Agreement, permanent and total disability within the meaning of Section 22(e)(3) of the Code.
“Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity (“Voting Securities”) are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
“Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.
“Participant” means as to any Performance Period, the employees of the Company or an Affiliate who are designated by the Company to participate in the Plan for that Performance Period.
“Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following, or such other criteria as determined by the Committee in accordance with Section 5.2:
(a)net earnings or net income (before or after taxes);

(b)basic or diluted earnings per share (before or after taxes);
(c)net revenues or net revenue growth;
(d)gross revenue;
(e)gross profit or gross profit growth;
(f)net operating profit (before or after taxes);
(g)return on assets, capital, invested capital, equity or sales;
(h)cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(i)earnings before or after taxes, interest, depreciation and/or amortization (including EBIT, EBITDA, or adjusted EBITDA);
(j)gross or operating margins;
(k)improvements in capital structure;
(l)budget and expense management;
(m)productivity ratios;
(n)economic value added or other value-added measurements;
(o)share price (including, but not limited to, growth measures and total shareholder return);
(p)expense targets;
(q)margins;
(r)operating efficiency;
(s)working capital targets;
(t)enterprise value;
(u)safety record; and
(v)completion of acquisitions or business expansion.
Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.
“Performance Goals” means the goals established by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
“Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.
“Permitted Investor” means any of (i) Donn Lux, (ii) Lori L.S. Mingus, or (iii) Karen L. Seaberg, or any trust for the primary benefit of such individual, his or her spouse or his or her lineal descendants, so long as Donn Lux, Lori L.S. Mingus or Karen L. Seaberg has the exclusive right to control such trust.
“Plan” means the MGP Ingredients, Inc. Short Term Incentive Plan, as hereafter amended from time to time.
“Plan Year” means the Company’s fiscal year, which commences on January 1st and ends on December 31st.
“Pro-Rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.
“Qualifying Termination” means Participant’s termination of employment by the Company without Cause (but not as a result of Participant’s death or Disability).
“Shares” means the shares of the Company’s common stock.
“Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.
3.Administration.
3.1Administration by the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board. Members of the Committee shall be appointed by the Board.
3.2Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (a) determine the terms and conditions of any Award; (b) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (c) determine whether, to what extent, and under what circumstances a Cash Bonus Pool will be established for a Plan Year; (d) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (e) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (f) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (g) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3Decisions Binding. All determinations and decisions made by the Company, the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
3.4Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.
3.5Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.Eligibility and Participation.
4.1Eligibility. Employees of the Company and its participating Affiliates are eligible to participate in the Plan.
4.2Participation. The Company, in its discretion, shall select the persons who shall be Participants for each Performance Period. Only eligible individuals who are designated by the Company to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
4.3New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-Rated Award.
5.Terms of Awards.
5.1Determination of Target Awards. Prior to, or reasonably promptly following the (a) commencement of each Performance Period or (b) new hire or new eligibility of a Participant, as applicable, the Company, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.
5.2Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and, subject to Section 5.3, the prescribed formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.
5.3Adjustments. The Committee is authorized to adjust or modify the calculation of a Performance Goal for a Performance Period, or to truncate or adjust the Performance Period with respect to all or some of the Performance Goals, in its sole discretion.
6.Payment of Awards.
6.1Determination of Awards.

(a)Following the completion of each Performance Period and as soon as administratively practicable following the availability of financial results for the Plan Year and any other information necessary to evaluate the achievement of the Performance Goals, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. Subject to Section 6.1(c), if the minimum Performance Goals established by the Committee are not achieved, then no payment will be made. Notwithstanding the foregoing, in the final month of each Plan Year, the Committee may use projections of the Performance Criteria for such Plan Year to determine estimated annual incentive compensation payments where the Committee, in its sole discretion, wishes to make a partial payment thereon in the final month of such Plan Year (a “December Payment”). After the financial results for the Plan Year are available, the annual incentive compensation payment of those Participants who received December Payments shall be determined, and any unpaid amount thereof (net of the December Payment) shall be calculated (a “Remainder Payment”). In the event that a December Payment is in excess of the finally determined amount of actual incentive compensation, the Participant shall be promptly notified thereof and the Participant shall pay to the Company the amount of such excess payment within 15 days of the Company’s demand (or the Company may setoff any amount it otherwise owes to Participant by the amount of such excess payment, at its election).
(b)To the extent that the Performance Goals are achieved, the Committee shall determine the extent to which the Performance Goals applicable to each Participant have been achieved and shall then determine the amount of each Participant’s Award.
(c)In determining the amount of each Award, the Committee may reduce, eliminate or increase the amount of an Award if, in its sole discretion, such reduction, elimination or increase is appropriate.
6.2Establishment of Cash Bonus Pool. At the time that the Committee establishes the applicable Performance Goals for the Plan Year, the Company shall also be deemed to have established a minimum amount of bonuses to be paid by the Company under the Plan to all Participants for the Plan Year as a group (the “Cash Bonus Pool”). The Cash Bonus Pool is 80% of the bonuses that would be required to be paid to all Participants, collectively, as a result of the Company’s actual performance during the Plan Year without regard to any adjustments made after December 31 of the Plan Year. The Cash Bonus Pool does not represent or contain a separate source of funds or additional amounts to be paid to Participants, but only represents the minimum amount of incentive payments that are otherwise eligible to be paid under the Plan for the Plan Year and for which (i) the right to pay the eligible Participants (as a group) is fixed, (ii) the aggregate amount of such incentive payments can be determined with reasonable accuracy, and (iii) the economic performance has occurred with respect to such liability. Notwithstanding any other provision in the Plan to the contrary, in all events the Company must pay an amount equal to the Cash Bonus Pool in accordance with this Section 6 and Section 7. Nothing in this Plan shall prevent the Company from paying bonuses exceeding the amount of the Cash Bonus Pool; provided that any excess payment will generally only be deductible for income tax purposes by the Company in the year of payment rather than in the year of accrual.
6.3Form and Timing of Payment. Except as otherwise provided herein (including the December Payments and the Remainder Payment (in the case of December Payments)), as soon as practicable following the Committee’s determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the date the Committee determines that the Performance Goals have been achieved. December Payments, if any, shall be paid in the final month of the Plan Year.
6.4Employment Requirement. Except as otherwise provided in Section 7 or Section 8, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.
6.5Deferral of Awards. The Company, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to such rules and procedures as shall be determined by the Company in its sole discretion.

7.Termination of Employment.
7.1Employment Requirement. Except as otherwise provided in Section 7.2 or Section 8, if a Participant’s employment terminates for any reason prior to the date that Awards are paid, all of the Participant’s rights to an Award for the Performance Period shall be forfeited. However, the Company, in its sole discretion, may pay a Pro-Rated Award, subject to the Committee’s determination that the Performance Goals for the Performance Period have been met. Such Pro-Rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.
7.2Termination of Employment Due to Death or Disability. If a Participant’s employment is terminated by reason of his or her death or Disability, the Participant or his or her beneficiary will be paid: (a) a Pro-Rated Award, if terminated during a Performance Period, and (b) if terminated following a Performance Period but before the date that Awards are paid, the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Company determines that the Participant is Disabled. Payment of an Award and Pro-Rated Award, as applicable, will be made at the same time and in the same manner as Awards are paid to other Participants.
8.Change in Control. If (i) a Change in Control occurs during a Performance Period (such Performance Period being the “CIC Performance Period”) and (ii) a Participant experiences a Qualifying Termination after the Change in Control and during the CIC Performance Period or following the CIC Performance Period but before the date that Awards are paid for such CIC Performance Period, the Participant will receive (a) any unpaid Award with respect to a completed Performance Period preceding the CIC Performance Period that would have been payable had the Participant remained employed by the Company or its Affiliates through the payment date for such Award, based on achievement of the Performance Goals for the Performance Period and without proration, and (b) a pro-rata portion of his or her Award for the CIC Performance Period, based on achievement of the Performance Goals for the CIC Performance Period, determined by multiplying the amount of such Award that would be due for the CIC Performance Period by a fraction, the numerator of which is the number of days the Participant was employed by the Company or an Affiliate during the CIC Performance Period and the denominator of which is the number of days in the CIC Performance Period. In order to receive any amounts under this Section 8, the Participant must execute and deliver to the Company within forty-five (45) days of the Qualifying Termination, and not revoke, a general separation agreement and release of claims in the form provided by the Company (the “Release”). Any amounts due under this Section 8 shall be permanently forfeited if the Participant does not timely execute the Release or revokes the Release. Payment of any amounts due under this Section 8 will be made in the manner and at the time determined by the Company in its discretion, but not later than the March 15 following the end of the CIC Performance Period.
9.General Provisions.
9.1Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
9.2Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death. Any payment of Awards due under the Plan to a deceased Participant shall be paid to the Participant’s designated beneficiaries as provided for in Section 9.9.
9.3No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

9.4No Right to Award. Unless otherwise expressly set forth in this Plan or an agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant, and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.
9.5Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
9.6Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.
9.7Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
9.8Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Kansas without regard to conflicts of law.
9.9Designation of Beneficiaries. Each Participant will designate a beneficiary or beneficiaries to receive a payment under any Award payable on or after the Participant’s death. Such designation must be on a form provided by the Company and will be effective upon its receipt by the Company. In the absence of a beneficiary designation, or if no beneficiaries have survived the Participant, any payment under an Award will be paid to Participant’s estate upon death.
9.10Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.
9.11Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
9.12Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
9.13Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
9.14Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.
9.15Other Arrangements and Non-Duplication. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant. However, the Plan will not provide duplicate benefits with any Severance Agreement or Severance Plan, or any severance or change in control payments under any other plan, policy or agreement adopted by or entered into with the Company or its Affiliates (collectively, “Other Agreements”), and unless otherwise expressly provided in a writing signed by the Company, any payments provided under the Plan will be offset by any other separation or severance payments or benefits a Participant may receive related to annual cash incentive compensation under Other Agreements in a manner in compliance with Section 409A of the Code.
9.16Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Corporate Secretary of the Company at 100 Commercial Street, Atchison, Kansas 66002.
9.17Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
9.18Clawback. All Awards and any associated payments are subject to potential forfeiture or recovery by the Company in accordance with any compensation forfeiture or recovery policy adopted by the Board or the Committee, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, any listing rules of any national securities exchange on which the Company’s stock is then listed, other rules and regulations implementing the foregoing, or as otherwise required by law or stock exchange rules, as such policy or policies may be in effect from time to time.
The action required or permitted to be taken by the Board or Committee under this Section 9.18 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.